PROMISSORY NOTE

$2,000,000.00

Portland, Oregon
December 8, 2022
Loan No.: 2022-053

1. For value received, Chris Christensen and VH Pioneer Village, LLC, a Delaware limited liability company (collectively "Promisor"), promises to pay Tritalent Funding Group, Inc. and Halton Co.(collectively "Lender) c/o Tritalent Funding Group, Inc. ("TFG"), the sum of $2,000,000.00, together with interest thereon at 12% per annum, payable as follows: prepaid interest for the period between the date funds are deposited in escrow by Lender and January 1, 2023 at closing; monthly interest only payments of $20,000.00 commencing February 1, 2023, and on the first day of each month thereafter; and all principal and unpaid interest on January 1, 2024.

2. Interest shall accrue based on a 360 day year.

3. All payments on this Note shall be sent to Lender at 8555 SW Apple Way, Suite 330, Portland, Oregon, 97225.

4. If any payment of principal or interest is not paid within ten days of its due date, without limitation on any other right or remedy, Promisors shall pay a late fee of five percent (5%) of the amount of each past due payment, including the payment of all unpaid principal, interest, late fees, attorney fees and costs and expenses incurred in connection with a default or preservation and protection of collateral, which secures this Note, due after default or at maturity.

5. Promisor shall be in default under this Note on the date of any of the following events: (a) failure of Promisors to pay or perform any obligation to Lender on or before the due date; (b) insolvency of Promisor; (c) the sale, transfer, assignment or any other disposition of Promisor's interest in the collateral which secures payment of this Note; or (d) default under any trust deed, mortgage, security agreement or other document which secures payment of this Note.

6. After default, the interest rate on all amounts due hereunder, including without limitation, principal, accrued interest, late fees, attorney fees, and any cost or expense, relating to or arising from the protection of or foreclosure of any security interest in any collateral securing this Loan, will be 2% per month.

7. If there is a default under this Note, or the security documents securing this Note, the entire principal and interest due on this Note shall, without notice, become immediately due and payable, at the option of the holder of this Note.

8. This Note may be prepaid at any time without penalty, with any such prepayment to be first applied to accrued interest and then to principal.

9. This Note is secured by any trust deed, mortgage, security agreement or other document, which references this Note.

10. Whether or not litigation is commenced, Promisor shall pay all costs of collecting amounts due to Lender, including without limitation, all attorney fees.

"PROMISOR"

VH PIONEER VILLAGE, LLC, a
Delaware limited liability company

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Vault Holding LLC, Sole Member of VH Pioneer Village, LLC
By: iCap Vault Management, LLC, its Manager
By: iCap Enterprises, Inc., It's Manager
By: Jim Christensen, Its Chief Operating Officer

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CHRIS CHRISTENSEN